Exhibit 10.12

AGREEMENT FOR THE PROVISION OF A LOAN FACILITY
OF UP TO US$ 1,500,000

Dated April __, 2008

between

Kreos Capital III Limited, a company with limited liability incorporated in Jersey under registered number 05981165 whose registered office is at 47 Esplanade, St Helier, Jersey (the “Lender”, which expression shall include its successors and assigns)

and

WhiteSmoke Israel Ltd., a company incorporated in Israel under registered number 513410910 whose registered office is at Kehilat Saloniki 11 Tel-Aviv 69513, Israel (“WhiteSmoke Ltd.”) and WhiteSmoke Inc., a Delaware corporation and the parent of WhiteSmoke Ltd., whose registered office is at 501 Silverside Road, Suite 105 Wilmington DE 19809, U.S.A (“WhiteSmoke Inc.”).

WHEREAS:

1.	The Borrower (as defined below) is or will be the legal owner of the Charged Assets (as defined below).

2.
The Borrower hereby confirms that it shall grant (A) a first priority fixed charge over the Equipment and the Intellectual Property of the Borrower (the “Fixed Charge”) and (B) a first priority floating charge over all the assets of the Borrower as of the date hereof or hereafter acquired (the “Floating Charge”) to the Lender as security for monies borrowed by the Borrower hereunder.

LOAN FACILITY TERMS:

Total Loan Facility	Up to US$1,500,000

Date of Expiry of Loan Facility	April __, 2009 (subject to Clause 2.4 below)

Advance Payment	Last month deposit for each Instalment

Minimum Funding Amount per Drawdown Notice	US$250,000

Loan Term
33 monthly payments commencing after a 3 months grace period, with respect to each Instalment drawn until October 1, 2008; and 36 monthly payments with respect to each Instalment drawn after October 1, 2008, all as further detailed in Clause 4.2.  For the avoidance of doubt, the 36 months of payment or 3 months grace period will not include the month in which the money is drawn down.

Transaction Fee and Legal Fees	(i) Transaction Fee of US$15,000; and (ii) Legal Fees up to US$ 10,000, both amounts upon execution of this Loan Agreement.

1.	DEFINITIONS

In this Loan Agreement, including the recitals set out above, unless otherwise defined:

1.1	“Advance Payment” has the meaning given in Clause 4.1 and is in the amount set forth above in the Loan Facility Terms.

1.2	“Applicable Interest Rate” has the meaning given in Clause 5.1.

1.3	“Assignee” has the meaning given in Clause 13.5.

1.4
“Borrower” means each of WhiteSmoke Ltd. and WhiteSmoke Inc., jointly and severally, for all matters under this Loan Agreement and the Security Documents, without reference as to which of the said entities issued any particular Drawdown Notice; Without derogating from the joint and several liability of WhiteSmoke Ltd. and WhiteSmoke Inc. hereunder, and for purposes of clarification, all references to the “Borrower” in the context of any representations, warranties, covenants or obligations of the Borrower hereunder shall be deemed to refer to each of WhiteSmoke Ltd. and WhiteSmoke Inc.

1.5	“Business Day” means any day on which banks are generally open for business in London and Tel Aviv.

1.6	“Charged Assets” means the assets, whether tangible or intangible, of the Borrower that are subject to either of the Charges.

1.7	“Charges” means, collectively, the Fixed Charge and the Floating Charge.

1.8	“Companies Registrar” means the Israeli Registrar of Companies.

1.9	“Contractual Currency” has the meaning given to it in Clause 4.3.

1.10	“Date of Expiry of the Loan Facility” means the date set forth above in the Loan Facility Terms.

1.11	“Drawdown Date” means, unless otherwise provided herein, in relation to each Instalment to be advanced, the date on which such Instalment is actually advanced to the Borrower by the Lender.

1.12	“Drawdown Notice” means a drawdown notice served in accordance with Clause 2.2 in the form attached hereto as Schedule D.

1.13
“Equipment” as described in Clause 2.7 (including New Equipment, as defined therein) chosen by the Borrower and approved by the Lender as listed in Schedule B and as to be amended or supplemented from time to time with the consent of the Lender.  The Equipment is and will be located within the State of Israel.

1.14	“Event of Default” means any of the events or circumstances described in Clause 8.

1.15	“Fixed Charge” has the meaning set forth in the preamble above.

1.16	“Floating Charge” has the meaning set forth in the preamble above.

1.17	“Instalment” has the meaning set forth in Clause 2.1.1.

1.18	“Intellectual Property” means all intellectual property owned by the Borrower, as such term is defined in the Security Documents, whether registered or unregistered.

1.19	“Interest Period” means in relation to the Loan and any part thereof, a period determined in Clause 5.

1.20	“Loan” means the loan to be made in accordance with the terms of this Loan Agreement.

1.21	“Loan Facility” means the loan facility granted by this Loan Agreement.

1.22
“Loan Term” means, with respect to each Instalment drawn until October 1, 2008, 33 monthly payments due on the first Business Day of each calendar month or, if such day is not a Business Day, the first Business Day thereafter, commencing on the first calendar month following the Grace Period (as defined below) of such Instalment, and with respect to each Instalment drawn after October 1, 2008, 36 monthly payments due on the first Business Day of each calendar month or, if such day is not a Business Day, the first Business Day thereafter, commencing on the first calendar month following the Drawdown Date of such Instalment; all as set forth in Clause 4.2.

1.23	“Minimum Funding Amount” means the amount set forth above in the Loan Facility Terms.

1.24
“Ordinary Course of Business” to the extent it relates to Intellectual Property, includes any license agreement, any distribution agreement, any OEM or similar agreement, any manufacturing agreement, any joint development agreement, or any joint venture agreement in the context of any of the above, provided, however, that an agreement that constitutes an effective transfer, or includes a potentially effective transfer, of a significant part of the technology of the Borrower will not be regarded as in the Ordinary Course of Business.  By way of example, an exclusive, perpetual, worldwide license for a core technology of the Borrower or an OEM agreement according to which a company was given an exclusive right to use a core technology for all potential applications of that technology would not be regarded as in the Ordinary Course of Business.  Any escrow agreement entered into as part of a transaction which is in the Ordinary Course of Business will be regarded as part of the Ordinary Course of Business provided that, upon the release of the escrow, the beneficiary of the escrow is entitled to use the technology of the Borrower only as may be necessary to fulfil the Borrower’s undertakings under the main transaction.  To the extent that it does not relate to Intellectual Property, any action consistent with past practices of the Borrower.

1.25	“Residual Assets” means the assets, whether tangible or intangible, of the Borrower that are not subject to the Fixed Charge.

1.26	“Security” means, collectively, the Charges granted by the Borrower in favour of the Lender as security for advancement of each and all Instalments by the Lender by way of the Security Documents.

1.27	“Security Documents” means the debentures and the US security agreement evidencing the Charges, the forms of which are attached as Schedule A.

1.28	“Security Interest” means any mortgage, pledge, lien, hypothecation, assignment by way of security, or other charge or encumbrance over, of or in the relevant property.

1.29
“Security Period” means the period commencing on the first Drawdown Date and ending on the date on which all amounts due and payable by the Borrower under this Loan Agreement and the Security Documents have been repaid.

1.30
“Taxes” means all present and future income, value added and other taxes, levies, imposts, deductions, charges and withholdings in the nature of taxes (other than taxes on the profits of the Lender) whatsoever together with interest thereon and penalties with respect thereto made on or in respect thereof other than taxes owing by the Lender).

1.31	“Total Loan Facility” means the amount set forth above in the Loan Facility Terms.

1.32	“Transaction Fee” has the meaning given in Clause 9.1 and is the amount set forth above in the Loan Facility Terms.

2.	LOAN FACILITY

2.1.1	Lender’s Commitment

Subject to Clause 2.5 below, the Lender shall and agrees hereby to make available to the Borrower a loan facility of up to US$1,500,000 under the terms of this Loan Agreement, which shall be advanced and made available by the Lender to the Borrower (subject to satisfaction of the conditions set forth in Clause 2.5.1) in one or more advances (each an “Instalment”), before the Date of Expiry of the Loan Facility.  Each Drawdown Notice shall constitute a separate and independent obligation of the Borrower incorporating the terms of this Loan Agreement.

2.1.2	The Lender shall not be under any commitment to advance any Instalment unless the Drawdown Notice in respect of such Instalment complies with Section 2.2 below.

2.1.3
In addition, The Lender shall not be under any commitment to advance any Instalment after the Date of Expiry of the Loan Facility or upon the earlier termination of the Loan Facility in accordance with Clause 2.4.

2.2	Date of Advance of each Instalment

2.2.1
The Borrower shall formally request the advance of each Instalment by delivering a completed Drawdown Notice to the Lender.  All Drawdown Notices shall be delivered to the Lender not later than 11:00am (Israel time) fifteen (15) Business Days before the relevant Drawdown Date, provided however that the Drawdown Date in connection with such Drawdown Notices shall be the fifteenth (15th) of any calendar month or, if such day is not a Business Day, the first Business Day thereafter.

For the avoidance of any doubt, it is hereby clarified that in the event that Drawdown Notice was delivered to the Lender less than fifteen (15) Business Days before the relevant Drawdown Date, then the Drawdown Date shall be postponed to the fifteenth (15th) of the following calendar month or, if such day is not a Business Day, the first Business Day thereafter.

2.2.2	The Borrower may not provide more than one Drawdown Notice per month. In addition, each Drawdown Notice shall be in an amount of not less than $ 250,000.

2.2.3	The Loan and each Instalment thereof shall be made in US$.

2.3	Method of Disbursement

The payment by the Lender to the account specified in each Drawdown Notice shall constitute the making of the relevant Instalment and the Borrower shall thereupon become indebted, as principal and direct obligor, to the Lender in an amount equal to such Instalment.

2.4	Termination or Modification of funding commitment

The Lender’s commitment to advance any Instalment until and including the Date of Expiry of Loan Facility is limited in aggregate to the amount of the Total Loan Facility; provided, however, that the Lender, acting in its sole discretion, may terminate or modify its funding commitment at any time if:

2.4.1
there is any material adverse chance in the general affairs, business, management, results of operations, condition (financial or otherwise) or prospects of the Borrower, whether or not arising from transactions in the Ordinary Course of Business;

2.4.2	there is, in the Lender’s reasonable opinion, any accelerated depreciation (beyond GAAP depreciation) in the value of the Equipment or the Charged Assets;

2.4.3	Reserved.

2.4.4	on either the date of the relevant Drawdown Notice or at the relevant Drawdown Date:

(i)	an Event of Default has occurred, excluding the event set forth in Clause 8.1.15, and is continuing or would result from the borrowing to be made; or

(ii)
the Borrower’s representations and warranties in Clause 6 or those which are set out in any Security Document would not be true if repeated on each of those dates with reference to the circumstances then existing.

2.5	Conditions Precedent requirements relative to the advance of each Instalment

2.5.1
The Lender’s obligation to provide each Instalment is subject to the prior satisfaction by the Borrower of the following conditions, and only once prior to or concurrent with the execution of this Agreement in the cases of (i) (ii), (viii), (x) and (xii) below, provided that the approvals and consents required under (i) and (ii) below contemplate future Instalments, charges and all approvals required in connection with the transaction contemplated herein:

(i)
the provision of a copy of the resolutions of the Borrower’s boards of directors and, to the extent required, shareholders, authorizing the transactions contemplated by this Loan Agreement and the execution of this Loan Agreement and associated documents, including but not limited to, the Security Documents;

(ii)	all necessary consents of shareholders and other third parties with respect to the entering into of this Loan Agreement and the execution of associated documents have been obtained;

(iii)	the parties having executed the Security Documents;

(iv)
submission of the debentures evidencing the Charges to the Companies Registrar, and registration of the Securities therein, subject to compliance with all applicable laws in respect of such registration within the time frame provided for under Israeli law.  The Borrower undertakes to submit and register the Security Documents with regard to the Borrower’s United States and Israeli patents, trademarks, copyrights and applications for patent, trademark and copyrights and all other Charged Assets in a form to be agreed between the parties that maintains the principles of the Security Documents, to the Israeli Patent Office and United States Patent and Trademark Office and the United States Copyright Office and for registration of the Security therein.  It is hereby agreed that the Borrower shall bear all expenses related to such registration.

(v)
If the Lender so requires, submission and registration of the Security Documents in any other country that the Borrower has filed a patent or a trademark application except for Israel and the United States of America.  It is hereby agreed that the Borrower shall bear all expenses related to such registration which shall not exceed in the aggregate US$ 2,500.

(vi)	in the Lender’s sole opinion, there has been no accelerated depreciation (beyond GAAP depreciation) in value of the Equipment or the value of the Charged Assets.;

(vii)
delivery by the Borrower to the Lender of such documentation in a form and substance satisfactory to the Lender as the Lender may request with respect to invoices, purchase orders and the like relating to future Equipment purchases to be subject to this Loan Agreement.

(viii)
the Lender has received the legal opinion of Fischer Behar Chen Well Orion & Co, the Borrower’s Counsel with respect to WhiteSmoke Ltd. only, in form and substance reasonably satisfactory to the Lender;

(ix)	Reserved.

(x)
an investment and/or loan by the existing shareholders of WhiteSmoke Inc. and external investors in such entity of up to $1,000,000 for the issuance of the Series C Preferred Shares of Whitesmoke Inc. shall have been closed prior to the date hereof and WhiteSmoke Inc. shall have received such sum pursuant thereto prior to the date hereof;

(xi)	The removal of any existing lien of the Borrower, except as detailed in Annex 2.5;

(xii)	The Lender has received the written approval of IBM Israel Ltd., in a form satisfactory to the Lender, to create and submit the Floating Charge for registration.

2.6	Waiver Possibility

If the Lender advances all or any part of any Instalment to the Borrower prior to the satisfaction of all or any of the conditions referred to in Clause 2.5 (which the Lender has no obligation to do) the Borrower shall satisfy or procure the satisfaction of such condition or conditions which have not been satisfied within fourteen (14) Business Days of the relevant Drawdown Date (or within such longer period as the Lender may agree or specify), provided, that the Lender at its discretion may waive the satisfaction of any condition.

2.7	Equipment

The existing Equipment of the Borrower as listed in Schedule B (as may be amended from time to time with the consent of the Lender) shall form part of the Security and be included in the Fixed Charge, (a) Future purchases of Equipment purchased until (and including) the last day of the Security Period to be located within the State of Israel and (b) any equipment subject to the lien of IBM Israel Ltd. (the “IBM Lien”) as listed in Schedule B1, if and when released from the IBM Lien (collectively, “New Equipment”) shall in addition be made subject to the provisions of this Loan Agreement (subject to the Lender’s approval), form part of the Security and shall be charged by way of either listing such New Equipment to the relevant schedule in the Fixed Charge, to be amended accordingly, or, at the Lender’s election, as a separate supplemental Fixed Charge (which, in each case, shall be part of the Security Documents hereunder), and submitted to and registered with the Companies Registrar, in each case, on one or more occasions at such time(s) as the Lender may request, at the Lender’s discretion.  Without derogating from the above, upon the Lender’s request, on one or more occasions at the Lender’s discretion, Schedule B hereto shall be replaced or supplemented from time to time to reflect any addition of such New Equipment as aforesaid, it being agreed that, at any time until the end of the Security Period, the Borrower shall be obliged to register any additional Fixed Charge in favor of the Lender: (a) in connection with New Equipment under sub-clause (a) above, only at such time as the aggregate value of the New Equipment exceeds US$ 50,000, provided that in any event the Borrower shall register a Fixed Charge on any New Equipment in favor of the Lender within seven (7) days following the last Business Day of each calendar year during the Security Period, regardless of the value of such New Equipment; and (b) in connection with New Equipment under sub-clause (b) above, promptly upon the release of such equipment from the IBM Lien.  For the avoidance of doubt, in addition, the Equipment is subject to the Floating Charge and any New Equipment shall become subject to the Floating Charge as soon as an interest therein is acquired by Borrower (without any further action being required to effect the same).

2.8	Intellectual Property

The Intellectual Property of the Borrower as of the date hereof is listed in Schedule C (as may be amended from time to time with the consent of the Lender) and is covered by the Fixed Charge.

Future Intellectual Property of the Borrower shall, in addition, be made subject to the provisions of this Loan Agreement and form part of the Security and be charged by way of either listing such new Intellectual Property on the relevant schedule in the Fixed Charge, to be amended accordingly, or, at the Lender’s election, as a separate supplemental Fixed Charge (for the avoidance of doubt-with respect to Intellectual Property of WhiteSmoke Ltd. under the terms of the debenture fixed charge attached hereto as Schedule A and with respect to Intellectual Property of WhiteSmoke Inc. substantially in the form of the IP Security Agreement attached hereto as Schedule A) (and, at the Lender’s request, Schedule C hereto shall be replaced or supplemented from time to time to reflect any addition of such new Intellectual Property as aforesaid) and, in either case, submitted to and registered to the Companies Registrar, and with respect to applications for registration of Intellectual Property submitted by the Borrower to the Israeli Patent Office or to the United States Patent and Trademark Office until (and including) the last day of the Security Period (“New Registered Intellectual Property”) shall, in addition, be submitted to and registered with the Israeli Patent Office or the United States Patent and Trademark Office, as applicable); it being agreed that, at any time until the end of the Security Period, the Borrower shall be obliged to create and register any such additional Fixed Charge in favor of the Lender, as follows-

(i)        with respect to New Registered Intellectual Property, within twenty-one (21) days from registration of such New Registered Intellectual Property and if such registration is not possible under the rules governing such New Registered Intellectual Property, then, no later than twenty-one (21) days from the date on which the charge of such New Registered Intellectual Property becomes registrable;

(ii)       with respect to other new unregistered Intellectual Property, if any, at the request of the Lender and in any event within twenty one (21) days following the last Business Day of each calendar year and if such registration is not possible under the rules governing such new registered Intellectual Property, then, no later than twenty-one (21) days from the date on which the charge of such new registered Intellectual Property becomes registrable; and

(iii)      with respect to any future applications for registration of Intellectual Property submitted by the Borrower in countries other than Israel and the United States, the Borrower shall be obliged to notify the Lender within seven (7) Business Days of the day of filing of each such application, and the Borrower will be obliged to create and register an additional Fixed Charge (as aforesaid) in favor of the Lender within seven (7) Business Days from request of the Lender and if such registration is not possible under the rules governing such Intellectual Property, then, no later than seven (7) Business Days from the date on which the charge of such Intellectual Property becomes registrable.

For the avoidance of doubt, in addition, the Intellectual Property of the Borrower is subject to the Floating Charge and any New Intellectual Property of the Borrower shall become subject to the Floating Charge as soon as an interest therein is acquired by Borrower (without any further action being required to effect the same).

3.            TERM

3.1
This Loan Agreement is effective upon execution by the parties and shall continue until the later of (i) date of expiry of the Loan Term and (ii) the date upon which the Borrower shall have performed all its obligations hereunder.

3.2
If the conditions set out in Clause 2.5 have not been satisfied within forty-five (45) days of the execution of this Loan Agreement (except to the extent waived in writing by Lender), the Lender shall in its sole discretion have the option to either terminate the Loan Agreement or extend the period in which such conditions must be satisfied.

4.            REPAYMENT AND PREPAYMENT

4.1	Advance Payment

On delivery of the Drawdown Notice with respect to each Instalment, the Borrower shall pay to the Lender (by way of deduction by Lender from the amount of the respective Instalment actually advanced to the Borrower) the Advance Payment specified above in the Loan Facility Terms, which shall be held by the Lender and applied in or towards payment of the last repayment of such Instalment.

4.2	Repayments

The Borrower shall repay each Instalment (principal and interest accrued thereon) by way of standing order (“Hora’at Keva”), as follows:

(A)
with respect to each Instalment of the Loan drawn until October 1, 2008: (i) during the Grace Period (as defined below) the Borrower shall not make any repayment to the Lender on the account of the principal amount of any such Instalment, provided, however, that the principal amount advanced by the Lender in any such Instalment shall bear the Applicable Interest Rate (as defined below) during the Grace Period which interest shall be paid to the Lender every month commencing on first calendar month following the Drawdown Date of such Instalment (including during the Grace Period); (ii) during the period commencing upon the termination of the Grace Period, by way of thirty three (33) equal monthly payments, each such payment in an amount equal to 3.533% of the amount of such Instalment, to be paid to the Lender on the first Business Day of each calendar month or, if such day is not a Business Day, the first Business Day thereafter, commencing on the first calendar month following the Grace Period of such Instalment.  For the purposes of this Agreement the term “Grace Period” shall mean 3 months following the Drawdown Date of such Instalment;

(B)
with respect to each Instalment of the Loan drawn after October 1, 2008, by way of thirty six (36) equal monthly payments, each such payment in an amount equal to 3.29% of the amount of such Instalment, to be paid to the Lender on the first Business Day of each calendar month or, if such day is not a Business Day, the first Business Day thereafter, commencing on the first calendar month following the Drawdown Date of such Instalment.

(C)	Lender shall provide, no later than five Business Days following the receipt of the Drawdown Notice, a repayment schedule with respect to such Instalment based on the terms hereof.

(D)
For the avoidance of doubt, it is hereby clarified that each of WhiteSmoke Ltd. and WhiteSmoke Inc., jointly and severally, shall be liable for the repayment of the Loan as detailed above, notwithstanding which of said entities issued the Drawdown Notice or actually received the funds with respect to the Loan.  Without derogating from the above and notwithstanding anything to the contrary herein, it is hereby agreed that the entity which shall actually make any and all repayments of the Loan (principal and interest accrued thereon, and including in the case of prepayment) shall be WhiteSmoke Ltd. only, unless otherwise agreed in writing in advance by the Lender.

(E)
It is hereby clarified that in the event that any inconsistency exists between the repayment terms under Clause 4.2 and the repayment terms set forth in Clause 5.1, the repayment terms in Clause 4.2 shall supersede and Clause 5.1 shall be deemed amended as to be consistent with Clause 4.2.

4.3	Currency of Payments

Repayment of each Instalment and payment of all other amounts owed to the Lender with respect to such Instalment will be paid in US Dollars (the “Contractual Currency”).

4.4	Prepayment

The Borrower shall be entitled to prepay the Loan, in whole but not in part, at any time, subject lo the following conditions:

4.4.1
The Borrower shall submit to the Lender an irrevocable written request to prepay the Loan, at least fifteen (15) Business Days in advance, indicating the amount lo be prepaid (the “Prepayment Sum”) and she date of prepayment, provided that such prepayment shall be made on the last day of a calendar month.

4.4.2
The Prepayment Sum shall include: (i) all outstanding principal of the Loan: plus (ii) all interest accrued and unpaid thereon until the actual date of prepayment, based on the Applicable Interest Rate (and shall not include any interest with respect to periods following the prepayment); plus (iii) a fee equal to: (a) 5% of the outstanding principal amount for each part of the Loan drawn down less than 12 months before such early repayment date; (b) 3% of the outstanding principal amount for each part of the Loan drawn down at least 12 months but less than 24 months before such early repayment date; and (c) 1% of the outstanding principal amount for each part of the Loan drawn down at least 24 months before such early repayment.

5.            INTEREST

5.1
Interest on the drawn down amount of each Instalment shall accrue from day to day at a rate of: 12% per annum (to be compounded on a monthly basis) (the “Applicable Interest Rate”), as reflected by (i) thirty-three (33) equal monthly payments for each Instalment drawn until October 1, 2008, each in an amount equal to 3.533% of the amount of such Instalment; or (ii) thirty-six (36) equal monthly payments, for each Instalment drawn after October 1, 2008 each in an amount equal to 3.29% of the amount of such Instalment, as further detailed in and subject to Clause 4.2, until the repayment in full of such Instalment, with payment of the interest being made to the Lender after any tax deduction at source, including without limitation any withholding tax if required under applicable law (but subject however to any special arrangement between the relevant Israeli tax authorities and the Lender).  Interest on each Instalment and each part thereof shall be calculated and paid in the Contractual Currency.

5.2
Time of payment of any sum due from the Borrower is of the essence under this Loan Agreement.  Any late payment by the Borrower of any sum due to the Lender under this agreement shall bear an interest of 5% per annum in excess of the Applicable Interest Rate from the original due date until actual payment.

5.3
Unless otherwise instructed in writing by the Lender, immediately upon each due date for effecting any interest payment under or pursuant to this Loan Agreement and the Security Documents to which the Borrower is or is to be party, or upon actually paying any interest in advance of the due date for any reason, the Borrower shall report such payment to the relevant Israeli tax authorities on behalf of the Lender, pay in full the value added tax liability arising in accordance with Section 6D of the Israeli Value Added Tax Regulations 5736-1976 and the Israeli Value Added Tax Law 5735-1975, and shall provide the Lender with documentation evidencing such payment, provided, however, that commencing upon Lender’s request and continuing afterward until otherwise notified by Lender in writing, Borrower shall pay in full any applicable value added tax directly to Lender (or such agent of the Lender as the Lender may direct) against delivery of an invoice.

6.            REPRESENTATIONS AND WARRANTIES

6.1	The Borrower warrants and represents the following as at the date hereof:

6.1.1	WhiteSmoke Ltd. is a limited company duly organised and validly existing under the laws of Israel, and WhiteSmoke Inc. is a corporation duly organised and validly existing under the laws of Delaware;

6.1.2	the Borrower has the corporate capacity, and has taken all corporate action and obtained all consents, including third party consents, necessary for it:

(i)	to execute this Loan Agreement and the Security Documents to which the Borrower is or is to be party;

(ii)	to borrow under this Loan Agreement and to make all the payments contemplated by, and to comply with all its other obligations under this Loan Agreement and the Security Documents; and

(iii)	to grant the Lender first priority Fixed Charge and first priority Floating Charge under the Security Documents;

6.1.3
this Loan Agreement and the Security Documents to which the Borrower is or is to be party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in this Loan Agreement and the Security Document):

(i)	constitute the Borrower’s legal, valid and binding obligations enforceable against the Borrower in accordance with their respective terms; and

(ii)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms;

6.13A	All the Intellectual Property owned by the Borrower is owned solely by WhiteSmoke Inc.

6.1.4
the execution and (where applicable) registration by the Borrower of this Loan Agreement and each Security Document to which it is or is to be party, and the borrowing by the Borrower of the Loan and its compliance with this Loan Agreement and each Security Document to which it is or is to be party will not contravene:

(i)
any applicable US or Israeli law or other US or Israeli legal requirement other than a contravention which would not have a material adverse affect on the Borrower’s business as currently being conducted; or

(ii)	the constitutional documents of the Borrower; or

(iii)	any contractual or other obligation or restriction which is binding on the Borrower or any of the Charged Assets;

6.1.5
all consents, licences, approvals and authorisations required by the Borrower in connection with the entry into, performance, validity and enforceability of this Loan Agreement and the Security Documents to which it is or is to be party have been or (upon execution thereof) shall have been obtained by the Drawdown Date and are (or upon execution thereof shall be) in full force and effect during the life of this Loan Agreement;

6.1.6
all financial and other information furnished by or on behalf of the Borrower in connection with the negotiation of this Loan Agreement and the Security Documents delivered to the Lender pursuant to this Loan Agreement or the Security Documents was true and accurate in all material respects when given and there are no other facts or matters the omission of which would have made any statement or information contained therein misleading in any material respect;

6.1.7
all payments made or to be made by the Borrower under or pursuant to this Loan Agreement and the Security Documents to which the Borrower is or is to be party shall be made following deduction or withholding for, or on account of, any taxes for which withholding is required pursuant to applicable law and/or tax ruling of the applicable tax authorities.

6.1.8
there is no action, proceeding or claim pending or, so far as the Borrower is aware or to Borrower’s knowledge, threatened against the Borrower or any of its subsidiaries before any court or administrative agency which might have a material adverse affect on the business, condition of operations of the Borrower or any of its subsidiaries.

6.1.9
the Borrower owns with good and marketable title all the Charged Assets, free from all Security Interests and other interests and rights of every kind except for those created and/or permitted by the Security Documents, and all the Charged Assets are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such Charged Assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost; and

6.1.10
the Borrower’s representation and warranties set out in this Clause 6 shall survive the execution of this Loan Agreement and except with respect to Clause 6.1.3A, shall be deemed to be repeated at the commencement of the Interest Period and each Drawdown Date with respect to the facts and circumstances then existing, as if made at-each such time.

7.             LIST OF COMMITMENTS

7.1	The Borrower undertakes towards the Lender to comply with the following provisions of this Clause 7 at all times during the Security Period, except as the Lender may otherwise permit:

7.1.1	the Borrower will obtain, effect and keep effective all permissions, licences and permits which may from time to time be required in connection with the Charged Assets;

7.1.2
the Borrower will own only for its own account the Equipment and the Borrower will keep all the Equipment free from any and all senior, pari passu, junior or subordinated Security Interests and other interests and rights of every kind, except for those created and/or permitted by the Security Documents.

7.1.2A
the Borrower will keep all Residual Assets and Intellectual Property free from any and all senior, pari passu, junior or subordinated Security Interests and other interests and rights of every kind, except for those created and/or permitted by the Security Documents;

7.1.3
the Borrower will not sell, assign, transfer or otherwise dispose of the Equipment or any share therein and shall give immediate notice to the Lender of any judicial process or encumbrance affecting the Equipment;

7.1.3A
the Borrower will not sell, assign, transfer or otherwise dispose of any of the Residual Assets and/or Intellectual Property, other than in the Ordinary Course of Business and shall give immediate notice to the Lender of any judicial process or encumbrance affecting the Residual Assets;

7.1.4
the Borrower will provide to the Lender such information as the Lender may reasonably request concerning the Borrower and its affairs (including concerning the Charged Assets), provided however that any confidential information of the Borrower will be subject to the confidentiality provisions set forth in Clause 7A hereof;

7.1.5
the Borrower will provide the Lender with its monthly management accounts, certified by the Borrower’s managing director or finance director as fairly presenting the data reflected, within thirty (30) days of the end of each month (to include notification of the commencement of litigation by or against the Borrower) and, following an initial public offering or listing on a recognised stock exchange, provide copies of any announcement which is proposed to be made public by the Borrower concerning dividends, annual or interim financial positions and affairs of the Borrower, and copies of any other documents required to be filed with applicable statutory or regulatory authorities or agencies in relation to the activities of the Borrower;

7.1.6
the Borrower will provide the Lender with its annual audited consolidated financial statements on the same date as delivered to any of the holders of Preferred Stock of the Borrower but in any event within ninety (90) days of the end of accounting period of the Borrower, in each case including statement of operations, balance sheet, statement of cash flows and shareholders’ equity, certified by a firm of chartered accountants of recognised national standing.

7.1.7
the Borrower will provide the Lender with copies of all notices, minutes, consents and other material that it provides to its board of directors at the same time they are delivered to the directors provided however that any confidential information of the Borrower will be subject to the provisions of Clause 7A.;

7.1.8
the Borrower will grant the Lender the right to have a representative to meet with the Borrower’s managing director and finance director once each quarter throughout the Security Period to review and discuss the operating performance and financial condition of the Borrower.  In addition, upon the occurrence of an Event of Default, the Lender shall be entitled to have a representative to attend all meetings of both WhiteSmoke Ltd.’s and WhiteSmoke Inc.’s boards of directors in a non-voting observer capacity.  The Borrower will give notice of all board meetings to the Lender at the same time as to its directors;

7.1.9	the Borrower will maintain in force and promptly obtain or renew, and will promptly send true and correct copies to the Lender of, all consents required:

(i)	for the Borrower to perform its obligations under this Loan Agreement and each Security Document;

(ii)	for the validity or enforceability of this Loan Agreement and any Security Document; and

(iii)	for the Borrower to continue to own the Charged Assets,

and the Borrower will comply with the terms of all such consents;

7.1.10	the Borrower will notify the Lender as soon as it becomes aware of:

(i)	the occurrence of an Event of Default; or

(ii)	any matter which indicates that an Event of Default has occurred, may have occurred or is likely to occur in the foreseeable future,

and will thereafter keep the Lender fully up to date with all developments.

7.1.11
The Borrower shall affix, or allow the Lender to affix, to the Equipment (as listed in Schedule B attached hereto and as to be amended from time to time with the consent of the Lender) permanent indications of Lender’s interest in the Equipment, and shall not remove or hide them and shall comply with Lender’s request in assisting Lender with all perfection requirements under the laws of the State of Israel and pursuant to and in accordance with the provisions of the Security Documents.

7.1.12
The Borrower shall not enter into any other commercial loan arrangement, without the prior written approval of the Lender, except that the Borrower may enter into, without the prior written consent of the Lender, financings used for purchasing or leasing tangible assets, the aggregate amount of which will not exceed US$50,000.  Any financings used for purchasing or leasing tangible assets, the aggregate amount of which will exceed US$50,000, shall be subject to the Lender’s prior written consent which consent shall not to be unreasonably withheld.

7A         CONFIDENTIALITY UNDERTAKINGS OF LENDER

Lender undertakes that it shall keep in confidence, and shall not use for any purpose other than for purposes of monitoring its credit facility to the Borrower and protecting its rights under this Loan Agreement and the Security Documents, and then only disclose to the parties detailed in Clause 13.6 herein and to those of its employees, in each such case who need to know such information and who are bound by appropriate written non-disclosure undertakings, any and all confidential information relating in any way to the Borrower or any of its business activities which has been or will be provided to Lender by Borrower or any of its employees, agents or representatives or was otherwise obtained by Lender.

8.            EVENTS OF DEFAULT

8.1	An Event of Default occurs if:

8.1.1
the preconditions set out in Clause 2.5 (except to the extent waived in writing by Lender) are not satisfactorily accomplished within forty five (45) days of signature of this Loan Agreement unless the period for satisfactory accomplishment is extended pursuant to and in accordance with Clause 3.2; or

8.1.2
the Borrower fails to pay when due and payable or (if so payable) on demand any sum payable under this Loan Agreement or the Security Documents or under any document relating to the Security Documents; provided however that such failure to pay shall not constitute an Event of Default if such failure has been rectified within five (5) Business Days after the Lender has advised the Borrower in writing of such non-payment; or

8.1.3
any other breach by the Borrower occurs of any provision of this Loan Agreement or the Security Documents (other than a breach covered by this Clause 8.1) provided however that such breach shall not constitute an Event of Default if:

(i)	the breach has not put any of the Security for the Loan immediately at risk and is capable of remedy; and

(ii)
within fourteen (14) Business Days after the Lender serves on the Borrower a written notice of default under this Loan Agreement, or such longer period as the Lender may specify in such notice, the Borrower remedies the breach to the satisfaction of the Lender;

8.1.4
any representation, warranty or statement made by, or by an officer of, the Borrower in this Loan Agreement or the Security Documents or in the Drawdown Notice or any other notice or document relating to this Loan Agreement or any other Security Document is untrue or misleading in any material respect when it is made or deemed repeated; provided however that such misrepresentation shall not constitute an Event of Default if such misrepresentation has not put any of the Security for the Loan immediately at risk and is cured by the Borrower within 14 Business Days; or

8.1.5
financial indebtedness of the Borrower in an amount which may reasonably be considered to be material is not paid when due as a consequence of a default with respect thereto or any Security Interest over any assets of the Borrower is lawfully enforced;

8.1.6
any order shall be made by any competent court or any resolution shall be passed by the Borrower for the appointment of a liquidator, administrator or receiver of, or for the winding up of, the Borrower and, in any such case, such order or resolution is not set aside, cancelled or revoked within forty five (45) Business Days after being made or passed or is contested by the Borrower in good faith in circumstances where the sum of money owed is fully covered by reserves; or

8.1.7
an encumbrancer takes possession of or a receiver is appointed over the whole or, in the opinion of the Lender, any material part of, the assets of the Borrower or a distress, execution or other process is levied or enforced upon or sued out against the whole or, in the opinion of the Lender, a material part of the assets of the Borrower and, in any such case, either such procedure is not terminated within forty five (45) Business Days after commencement or is contested by the Borrower in good faith in circumstances where the sum of money owed is fully covered by reserves; or

8.1.8
the Borrower shall stop payment or shall be unable to, or shall admit inability to, pay its debts as they fall due, or shall be adjudicated or found bankrupt or insolvent, or shall enter into any composition or other arrangement with its creditors generally; or

8.1.9	any event shall occur which under the law of any jurisdiction to which the Borrower is subject has an effect equivalent or similar to any of the events referred to in Clause 8.1.6, 8.1.7 or 8.1.8; or

8.1.10
the Borrower ceases or suspends carrying on its business or a part of its business which, in the reasonable opinion of the Lender, is material in the context of this Loan Agreement and the Security Documents; or

8.1.11	Reserved.

8.1.12
it becomes unlawful or impossible (i) for the Borrower to discharge any liability under this Loan Agreement or to comply with any other obligation which the Lender considers material under this Loan Agreement or the Security Documents, or (ii) for the Lender to exercise or enforce any right under, or to enforce any Security Interest created by, this Loan Agreement or the Security Documents; or

8.1.13
any provision which the Lender reasonably considers material of this Loan Agreement or the Security Documents proves to have been or becomes invalid or unenforceable, or a Security Interest created by the Security Documents proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest, provided however that if the Borrower proposes replacement security which the Lender accepts, and such replacement security is constituted in a manner acceptable to the Lender within such period of time as the Lender may require, such event shall cease to constitute an Event of Default; or

8.1.14
the security constituted by the Security Documents is in any way materially imperilled or in jeopardy (including by way of depreciation in value beyond a normal depreciation) provided however that if the Borrower proposes replacement security which the Lender accepts, and such replacement security is constituted in a manner acceptable to the Lender within such period of time as the Lender may require, such event shall cease to constitute an Event of Default; or

8.1.15
any other event (whether related or not) occurs (including, without limitation, a material (in the reasonable opinion of the Lender) adverse change, from the position applicable as at the date of this Loan Agreement) in the business affairs or condition (financial or otherwise) of the Borrower), the effect of which is, in the reasonable opinion of the Lender, to materially imperil, delay or prevent the due fulfilment by the Borrower of any of its obligations or undertakings in this Loan Agreement or the Security Documents; or

8.1.16	any event of default (howsoever described) specified in the Security Documents shall occur.

8.1.17
Notwithstanding anything to the contrary herein, for the purpose of the provisions of this Clause 8.1 any reference in such provisions to the “Borrower” shall mean that the occurrence of any of the events mentioned in this Clause 8.1 shall constitute an Event of Default if such even occurs with respect to either WhiteSmoke Ltd. WhiteSmoke Inc. or both.

8.2	Lender’s Bights

On or at any time following the occurrence of any Event of Default, unless such Event of Default has been cured in accordance with the terms hereof, the Lender may:

8.2.1
serve on the Borrower a notice in writing stating that all obligations of the Lender to the Borrower under this Loan Agreement including (without limitation) the obligation to advance any Instalment are terminated; and/or

8.2.2	serve on the Borrower a notice in writing stating that the Loan, all accrued interest and all other amounts accrued or owing under this Loan Agreement are immediately due and payable; and/or

8.2.3
take any other action which, as a result of the Event of Default or any notice served under Clauses 8.2.1 or 8.2.2 above, the Lender is entitled to take under the Security Documents or any applicable law.

8.3	End of Lender’s Obligations

On the service of a notice in writing under Clause 8.2.1 and, unless expressly waived by the Lender at its sole discretion, Clauses 8.2.2 or 8.2.3, all the obligations of the Lender to the Borrower under this Loan Agreement shall terminate

8.4	Acceleration

On the service of a notice in writing under Clause 8.2.2, the Loan, all accrued interest and all other amounts accrued or owing from the Borrower under this Loan Agreement and the Security Documents shall become immediately due and payable.

8.5	Waiver of Event of Default

The Lender, at its sole and absolute discretion, may waive any Event of Default hereunder, prior to or after the event or events giving rise thereto, provided that such waiver may be effected only by written notice provided by the Lender to the Borrower to that effect (and subject further to Clause 13.3 below); it being understood and acknowledged, that if and so long as no notice of waiver of an Event of Default was so provided, such Event of Default shall be deemed as having occurred and in effect for all purposes hereunder.

8.6	Change of Control

All the obligations of the Lender to the Borrower under this Loan Agreement shall terminate if there is a Change of Control (as defined below) in the Borrower.  In such event, unless the Lender agrees otherwise by written notice to the Borrower, immediately and simultaneously with the closing of the transaction that constitutes a Change of Control (i) the Borrower shall prepay the outstanding Loan in accordance with Clause 4.4 above; and (ii) all other amounts accrued or owing under this Loan Agreement and the Security Documents shall become due and payable.

for purposes of this Clause 8.6, a “Change of Control” shall mean any of the following events (whether in one or in a series of related transactions): merger, consolidation, or reorganization of the Borrower with or into, or the sale of all or substantially all the assets of the Borrower, or the sale of securities of the Borrower (whether by the Borrower or by shareholders of the Borrower) representing a majority of the voting power in the Borrower, or the exclusive license of all or a material portion of the Borrower’s Intellectual Property, to, any other entity or person, other than a wholly-owned subsidiary of the Borrower.  For avoidance of doubt, the issuance of additional securities by the Borrower in the event of investment in the Borrower shall not be a “Change of Control”.

9.             FEES, EXPENSES AND TAXES

9.1	Transaction Fee and Legal Fees

The Parties hereby agree and acknowledge that the following transaction fee shall be paid by the Borrower to the Lender in the Contractual Currency upon the execution of this Loan Agreement: (i) a one time transaction fee in an amount of US$15,000; (ii) legal fees in the amount of up to US$ 10,000; and (iii) all expenses related to registration of the Security in the amount of up to US$ 1,000.

9.2	Documentary Costs

The Borrower shall pay to the Lender on the Lender’s demand, the reasonable expenses incurred by the Lender in connection with:

9.2.1	any amendment or supplement to this Loan Agreement or the Security Documents, or any proposal for such an amendment to be made; and

9.2.2
any consent or waiver by the Lender concerned under or in connection with this Loan Agreement or the Security Documents or any request for such a consent or waiver, to the extent such consent or waiver is made at the request of the Borrower; and

9.2.3
any step taken by the Lender with a view to the protection, exercise or enforcement of any right or Security Interest created by this Loan Agreement or the Security Documents or for any similar purpose.

9.3	Certain Taxes and Duties

The Borrower shall promptly pay, to the extent applicable, any documentary, stamp or other equivalent tax or duty payable on or by reference to this Loan Agreement or the Security Documents, and shall, on the Lender’s demand, fully indemnify the Lender against any liabilities and expenses resulting from any failure or delay by the Borrower to pay such a tax.

9.4	Recovery of Overdue Fees

Without prejudice to any other provisions of this Loan Agreement, the Lender shall be entitled (and the Borrower hereby irrevocably authorises the Lender), at any time and from time to time, to apply any credit balance to which the Borrower is then entitled on any account with the Lender in satisfaction of the sum or sums from time to time owing by the Borrower to the Lender under and/or pursuant to this Clause 9.  The Lender shall give written notice to the Borrower of any such application promptly thereafter.

9.5	Liability for Taxes

9.5.1
All payments by the Borrower hereunder shall be made without any deduction and free and clear of and without any deduction for or on account of any Taxes, except to the extent that the Borrower is required by law to make payment subject to any deduction or withholding of any Taxes.

9.5.2	If, at any time, the Borrower becomes aware that any deduction or withholding is or will be required, it shall promptly notify the Lender and supply details of such requirements.

10.          INDEMNITIES

10.1	Indemnity for Non-Scheduled Payments

Without derogating from Clause 9 above, the Borrower shall indemnify the Lender fully on its demand in respect of all expenses, liabilities and losses which are suffered or incurred by the Lender, as a result of or in connection with:

10.1.1	the Loan, or any portion thereof, not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender;

10.1.2	any failure (for whatever reason) by the Borrower to make payment of any amount due under this Loan Agreement or the Security Documents on the due date or, if so payable, on demand; or

10.1.3
the occurrence and/or continuance of an Event of Default and/or the acceleration of repayment of the Loan under Clause 8.4 or 8.6, and in respect of any Taxes for which the Lender is liable or held liable in connection with any amount paid or payable to the Lender (whether for its own account or otherwise) under this Agreement or the Security Documents.

10.2	Third Party Claims Indemnity

The Borrower shall indemnify the Lender fully on its demand in respect of claims, demands, proceedings, liabilities, taxes, losses and expenses of every kind, including without limitation attorney's fees ("liability items") which may be made or brought against, or incurred by, the Lender, in any country, other than as a result of the gross negligence or wilful misconduct of the Lender, in relation to:

10.2.1
any action lawfully taken, or omitted or neglected to be taken, under or in connection with this Loan Agreement or the Security Documents by the Lender or by any receiver appointed under the Security Documents after the occurrence of any Event of Default; and

10.2.2
any breach of any of the representations and/or warranties contained in Clause 6 hereof or in the Security Documents or any breach of any covenant, commitment or agreement by the Borrower contained in Clause 7 hereof or elsewhere in this Loan Agreement or in the Security Documents.

10A        TERMINATION OF LOAN; LENDER’S DUTIES

Lender shall, within seven (7) Business Days from the repayment by the Borrower to the Lender of the payments owing hereunder and under the Security Documents in full and the full discharge of all the Borrower’s obligations towards the Lender hereunder and under the Security Documents, take all appropriate actions to release its Security Interests over the Charged Assets and shall provide proof of such release to Borrower’s satisfaction and shall perform all other reasonable activities, including making of all necessary filings and notifications to the appropriate authorities and third parties, reasonably requested by Borrower to evidence the release of the Security Interests of Lender over the Charged Assets.  The rights of Lender hereunder and under the Security Documents shall automatically terminate upon repayment in full of all payments owing hereunder and under the Security Documents and full discharge of all the Borrower’s obligations towards the Lender hereunder and under the Security Documents to the Lender’s full satisfaction, except for indemnification rights of the Lender which shall survive any expiration, cancellation or other termination of this Loan Agreement or other documents delivered pursuant hereto or in connection herewith, subject to the Statute of Limitations, 1958.

11.          RISK AND INSURANCE

11.1
All risk of loss, theft and damage of and to the Charged Assets from any cause whatsoever shall be the risk of the Borrower, and no such event shall relieve the Borrower of any obligation under a Drawdown Notice.

11.2	The Borrower shall:

11.2.1	bear all risk of loss of or damage to the Charged Assets whether insured against or not;

11.2.2
maintain with an insurance company approved by the Lender, which approval shall not be unreasonably withheld, in accordance with good and prudent practices of owners of such Charged Assets, fully comprehensive insurance under a standard form of “new for old” all risks policy including terrorism, third party, and business interruption for a 6 month period covering (i) loss of or damage to, the Charged Assets and against such other risks as assets of the same type as the Charged Assets are normally (or when used in the manner or for the purposes for which the Charged Assets are to be used) insured, and the new replacement value of the Charged Assets; and (ii) all liability whatsoever (including liability of the Lender) to any third party whomsoever including any employee, agent or sub-contractor of the Lender or of the Borrower who may suffer damage to or loss of property or death or personal injury, whether arising directly or indirectly from the Charged Assets or their use;

11.2.3
procure that the Lender and, if the Lender so requests, any Affiliates of the Lender is an additional insured and that the interest of the Lender is noted under the policy and that the Lender is loss payee;

11.2.4	upon request produce to the Lender the policy and all premium receipts;

11.2.5
promptly notify the Lender of any event which may give rise to a claim under the policy and upon request irrevocably appoint the Lender to be its sole agent to negotiate agree or compromise such claim; and

11.2.6
upon request assign by way of security, or following the occurrence of an Event of Default, a complete assignment, to the Lender the Borrower’s rights under such policy and irrevocably appoint the Lender to institute any necessary proceedings.

12.          Reserved.

13.          GENERAL

13.1
All agreements, covenants, representations and warranties of the Borrower contained in this Loan Agreement or in the Drawdown Notices or other documents delivered pursuant hereto or in connection herewith shall survive the execution and delivery, and the expiration, cancellation or other termination of this Loan Agreement and/or the Drawdown Notice.

13.2
If the Borrower shall fail to perform any of its obligations under any Drawdown Notice duly and promptly, the Lender may, at its option and at any time, perform the same without waiving any default on the part of the Borrower, or any of the Lender’s rights.  The Borrower shall reimburse the Lender, within five (5) Business Days after notice thereof is given to the Borrower, for all expenses and liabilities incurred by the Lender in the performance of the Borrower’s obligations.

13.3
The Lender’s failure at any time to require strict performance by the Borrower shall not constitute waiver of, or diminish, the Lender’s right to demand strict compliance with any provision of the Loan.  Waiver by the Lender of any default shall not constitute waiver of any other default.  No rights or remedies referred to herein shall be exclusive, but shall be cumulative and in addition to any other right or remedy set forth herein or otherwise available to the Lender at law or in equity.

13.4
During the Security Period, the Borrower shall provide the Lender with a first offer for additional debt or loan financing for the future purchase of equipment thirty (30) days prior to the time that such requests are provided to other financing sources.  Should the Lender and the Borrower fail to agree on the terms and conditions of such financing within five (5) Business Days, then the Borrower may accept a funding source other than the Lender.

13.5
The Lender shall have the right, in its sole discretion, to assign, sell, pledge, grant a Security Interest in or otherwise encumber its rights and obligations under this Loan Agreement and/or the Drawdown Notice to any third party (an “Assignee”), or may be acting as an agent for any Assignee in entering into any Drawdown Notice provided that such assignment does not require the Borrower to incur any additional expenses with respect to such assignment (to the extent such additional expenses exceed the fees and expenses to be borne by the Borrower pursuant to this Agreement) and further provided that such assignment does not prejudice the rights of the Borrower hereunder.  The Borrower hereby irrevocably consents to any assignment, sale, pledge, grant of a Security Interest or any other disposal to an Assignee.  The Borrower agrees that if it receives written notice from the Lender that it is to make payments under this Loan Agreement and/or any Drawdown Notice to such Assignee rather than to the Lender, or that any of its other obligations under the relevant Drawdown Notice are to be owed to the named Assignee, the Borrower shall comply with such written notice.  Subject to the foregoing, this Loan Agreement and the relevant Drawdown Notice inures to the benefit of, and is binding upon, the successors and assigns of the Lender.

13.6
Subject to the confidentiality undertakings set forth in Clause 7A, the Borrower consents to the disclosure of information by the Lender to its affiliates, any potential Assignee and other parties to the Security Documents provided that such parties have previously entered into the written confidentiality undertakings set forth in Clause 7A.

13.7	All notices related hereto shall be delivered or posted:

(i)	to the Lender’s address, with a copy to the offices of Sharir, Shiv, Kadouch & Co., Law Offices, 3 Azrieli Center, Tel Aviv, Israel, 67023 for the attention of Emmanuel Kadouch, Adv.; and

(ii)
to the Borrower’s address with an additional copy to be delivered or forwarded or provided to the offices of Fischer, Behar, Chen, Well Orion & Co., 3 Daniel Frisch St. Tel Aviv, Israel 67023, to the attention of Atir Hardoff-Jaffe or at such other address as either party may designate in writing to the other party.

13.8	Clause titles are solely for convenience and are not an aid in the interpretation of this Loan Agreement.

13.9
If any provision or remedy herein provided is determined invalid under applicable law, such provision shall be inapplicable and deemed omitted; but the remaining provisions, including remaining default remedies, shall be given effect in accordance with their terms.

13.10	This Loan Agreement, together with the Security Documents, constitutes the entire agreement between the parties with respect to the subject matter hereof.

This Loan Agreement may not be modified except in writing executed by the Lender and the Borrower.  No supplier or agent of the Lender is authorised to bind the Lender or to waive or modify any term of this Loan Agreement.

13.11	This Loan Agreement may be executed in counterparts, each of which shall be an original, but all such counterparts shall together constitute one and the same instrument.

13.12	Israeli law shall govern this Loan Agreement and the parties accept the exclusive jurisdiction of the courts of Tel-Aviv-Jaffa.

SCHEDULE A

FORM OF SECURITY DOCUMENTS

SCHEDULE B

THE EQUIPMENT

Delivery Address/
Location of the Equipment

Contact name at Borrower

Description

Quantity	Equipment Description	Make	Model Number	S/N	Year of Manufacture	Asset Category	Item Cost Excluding VAT	Book Value/Amount Financed	Supplier	Invoice No.	Invoice ______

Schedule Bl
Equipment subject to the IBM Lien

SCHEDULE C
THE INTELLECTUAL PROPERTY

SCHEDULE D
FORM OF DRAWDOWN NOTICE

DRAWDOWN NOTICE

Drawdown
No.[ ]

dated                                200[ ]

between

KREOS CAPITAL III LIMITED                               [Borrower]

[

]

the (“Lender”)                     the (“Borrower”)

This Drawdown Notice forms a Schedule to the Loan Agreement between the parties dated
[                                                      ]

The Lender has granted the Borrower a loan facility pursuant to the terms and conditions set out in the Loan Agreement and attached Appendices.

Words and expressions in this Drawdown Notice shall have the same meanings as in the Loan Agreement.

PART 1

Loan Terms and Conditions

Total Loan Facility	US$ [ ]

Amount of Loan Facility utilised under	US$ [ ]
previous Drawdown Notice(s)

Amount of Loan Facility utilised under	US$ [ ]
this Drawdown Notice

Balance Loan Facility available for	US$ [ ]
drawdown under future Drawdown
Notices

Loan Term	[ Years]

Bank Account Details for remittance of	[ ]
funds

The Equipment and location of the Equipment the subject of this Drawdown Notice is referred to in Appendix A to this Drawdown Notice.  The principal will be repaid and interest shall be paid monthly in accordance with Appendix B to this Drawdown Notice.

We confirm that:

(a)	the representations and warranties made by us in the Loan Agreement are true and accurate on the date of this Drawdown Notice as if made on such date; and

(b)	no Event of Default has occurred and is continuing or would result from the delivery of this Drawdown Notice.

for and on behalf of
[BORROWER]

Authorised Signatory______________

Name__________________________

APPENDIX A

Equipment

In this Appendix “Equipment” means the equipment plant and machinery listed below together with all spare parts, replacements, repairs, modifications, improvements and additions thereto from time to time.

Quantity	Equipment Description	Make	Model Number	S/N	Year of Manufacture	Asset Category	Item Cost Excluding VAT	Book Value Finance

APPENDIX B

Interest and Principal Payment Due Dates

Duly executed by the parties on the date first set out on the first page of this Loan Agreement.

BORROWER

Signed

For and on behalf of
WHITESMOKE ISRAEL LTD.

Authorised signatory

Name:	/s/ Hilla Ovil-Brenner
Title:	CEO

For and on behalf of
WHITESMOKE INC.

Authorised signatory

Name:	/s/ Hilla Ovil-Brenner
Title:	CEO

LENDER

Signed

For and on behalf of
KREOS CAPITAL III LIMITED

Authorised signatory

Name:	/s/ Kreos Capital III Limited
Title: